Exhibit Index

2.        By-laws

5.        Investment Management Services Agreement

8.(a) Custodian Agreement between Income Trust, on behalf of Government Income Portfolio, and American Express Trust Company

8.(b) Custodian Agreement between Income Trust, on behalf of High Yield Portfolio, and First Bank National Association

8.(c) Custodian Agreement between Income Trust, on behalf of Quality Income Portfolio, and First Bank National Association

9.(a)     Transfer Agency and Administration Agreement

9.(b)     Placement Agent Agreement

13.       Subscription Agreement

17.       Financial Data Schedules

19.(a)    Trustees' Power of Attorney, dated January 7, 1998.